                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

FILED BY THE REGISTRANT [X]      FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [section]240.14a-11(c) or
    [section]240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             ASPEN TECHNOLOGY, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             ASPEN TECHNOLOGY, INC.
                                 TEN CANAL PARK
                               CAMBRIDGE, MA 02141

                  NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

The 1996 Annual Meeting of Stockholders of Aspen Technology, Inc. (the "Corporation") will be held at the Royal Sonesta Hotel, Riverfront Room, East Tower, 2nd Floor, 5 Cambridge Parkway, Cambridge, Massachusetts, 02142, on December 16, 1996 at 3:00 P.M. (local time) for the following purposes:

      (a) To elect two persons to the Board of Directors to serve as Class III Directors for three-year terms;

      (b) To approve an amendment to the Corporation's Articles of Organization, increasing the number of shares of Common Stock authorized for issuance from 15,000,000 to 40,000,000;

      (c) To approve the Corporation's 1996 Special Stock Option Plan, which will permit the Corporation to grant incentive and nonstatutory stock options covering up to an aggregate of 250,000 shares of the Corporation's Common Stock to employees, consultants and directors of newly acquired businesses; and

      (d) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed November 8, 1996, as the record date for the 1996 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on November 8, 1996, will be entitled to notice of, and to vote at, the meeting.



                                    By order of the Board of Directors



                                    Richard M. Harter
                                    Clerk

November 11, 1996

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED. IF MORE THAN ONE PROXY IS ENCLOSED, PLEASE COMPLETE AND RETURN ALL OF THEM.

                             ASPEN TECHNOLOGY, INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


I.    GENERAL INFORMATION


PROXY SOLICITATION

The enclosed proxy is solicited by the Board of Directors of Aspen Technology, Inc. (the "Corporation") for use at the 1996 Annual Meeting of Stockholders and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at 3:00 p.m. on December 16, 1996, at the Royal Sonesta Hotel, Riverfront Room, East Tower, 2nd Floor, Cambridge, Massachusetts, 02142.

The cost of soliciting proxies by mail, telephone, telegraph or in person will be borne by the Corporation. The Corporation has retained the services of Morrow & Co., Inc., a proxy solicitation firm based in New York City, to which the Corporation will pay a fee of $3,000 plus reimbursement for mailing and out-of-pocket expenses. In addition to the cost of soliciting proxies by mail, the Corporation will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them. This proxy statement and the enclosed proxy are first being mailed or given to stockholders on or about November 22, 1996.


REVOCABILITY AND VOTING OF PROXY

A form of proxy and a return envelope for the proxy are enclosed. A proxy, if completed and returned, may be revoked at any time prior to its use at the Meeting by giving written notice to the Clerk of the Corporation, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting as specified in the proxies or, in the absence of specification, in favor of the matters listed thereon and, with respect to any other business which may properly come before the Meeting, in the discretion of the named proxies. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.


VOTING SECURITIES AND VOTING RIGHTS

The Corporation's Common Stock, par value $0.10 per share ("Common Stock"), is the only class of voting securities outstanding and entitled to vote at the Meeting. Each stockholder of record on November 8, 1996, is entitled to one vote for each share registered in that stockholder's name. At that date there were 9,729,730 shares of Common Stock issued and outstanding.


II.   SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 1996, with respect to the beneficial ownership of the Common Stock by (i) each person known to the Corporation to own of record or beneficially more than 5% of the outstanding shares of Common Stock, (ii) those persons listed in the Summary
Compensation Table below, (iii) each director and nominee for director of the Corporation, and (iv) all present executive officers and directors of the Corporation as a group. As of September 30, 1996, 9,660,551 shares of the Common
Stock were outstanding.

                                                            Shares
                                                         Beneficially
                                                           Owned 2\
                                                                 -
                                                  -------------------------
Name and Address of Beneficial Owner 1\            Number           Percent
---------------------------------------            -------          -------
Lawrence B. Evans 3\                               413,084            4.2
                  -

Joseph F. Boston 4\                                150,766            1.5
                 -

Herbert I. Britt 5\                                134,562            1.3
                 -

William C. Rousseau 6\                              85,689             *
                    -

Mary Dean Palermo 7\                                80,543             *
                  -

Joel B. Rosen 8\                                    72,355             *
              -

Douglas R. Brown 9\                                  3,000             *
                 -

Gresham T. Brebach, Jr.10\                           3,000             *
                       --

Joan C. McArdle 11\                                  3,000             *
                --

Alison Ross 12\                                      1,000             *
            --

All executive officers and directors               946,999            9.8
as a group (10 persons) 13\
                        --


*  Less than 1%

1\ The address of all executive officers and directors is in care of the Corporation, Ten Canal Park, Cambridge, Massachusetts 02141

2\ Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.


3\ Includes 3,780 shares subject to stock options exercisable within 60 days of September 30, 1996. Also includes 100 shares held by Beverley Evans, wife of
Mr. Evans, and an aggregate of 2,050 shares held by Mr. Evans' sons, as to which shares Mr. Evans disclaims beneficial interest. Mr. Evans is the Corporation's Chairman of the Board and Chief Executive Officer.

4\ Includes 2,418 shares subject to stock options exercisable within 60 days of September 30, 1996. Mr. Boston is the President and a director of the Corporation.

5\ Includes 2,418 shares subject to stock options exercisable within 60 days of September 30, 1996. Mr. Britt is the Corporation's Senior Vice President, Corporate Product Planning and Development.

6\ Includes 5,400 shares subject to stock options exercisable within 60 days of September 30, 1996. Also includes 38,000 shares held by Margaret Rousseau, the wife of Mr. Rousseau, as to which shares Mr. Rousseau disclaims beneficial interest. Mr. Rousseau is a director of the Corporation.

7\ Includes 72,690 shares subject to stock options exercisable within 60 days of September 30, 1996. Ms. Palermo is the Corporation's Executive Vice
President, Finance and Chief Financial Officer.

8\ Includes 71,116 shares subject to stock options exercisable within 60 days of September 30, 1996. Also includes 350 shares held by a trust of which Mr.
Rosen is a co-trustee. Mr. Rosen is the Corporation's Executive Vice President, Marketing and New Businesses.

9\ Consists of shares subject to stock options exercisable within 60 days of September 30, 1996. Mr. Brown is a director of the Corporation.

10\ Consists of shares subject to stock options exercisable within 60 days of September 30, 1996. Mr. Brebach is a director of the Corporation.

11\ Consists of shares subject to stock options exercisable within 60 days of September 30, 1996. Excludes 87,500 shares held by Massachusetts Capital Resource Company through the exercise of certain warrants, as to which Ms. McArdle disclaims beneficial interest. Ms. McArdle is a director of the Corporation and a Vice President of Massachusetts Capital Resource Company.

12\ Consists of shares subject to stock options exercisable within 60 days of September 30, 1996. Ms. Ross is a director of the Corporation.

13\ Includes shares subject to stock options and warrants exercisable within 60 days of September 30, 1996 as described in notes 3\ through 12\ above.


III.  ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members, divided into three classes. Each class of directors serves a three year term, the terms of which are staggered so that the term of only one class expires each year.

The Board of Directors has nominated Mr. Brown and Ms. Ross for election as Class III directors, to serve for three-year terms, until the 1999 Annual Meeting or until their respective successors are elected and qualified. Mr. Rousseau, whose term as a director expires on the date of the Meeting, has elected not to stand for reelection as a director. The Board of Directors has resolved to set the number of directors at six following the retirement of Mr. Rousseau. In light of Mr. Rousseau's retirement from the Board of Directors, the Board has nominated Ms. Ross who was previously elected in February 1996 with a term expiring at the next Meeting of Stockholders, for election this year as a Class III director in order to cause each class of directors to consist of two directors. If for any reason either Mr. Brown or Ms. Ross should become unavailable for election, the persons named in the proxy may vote the proxy for the election of a substitute. However, each nominee has consented to serve as a director if elected, and the Board of Directors has no reason to believe that either of the nominees will become unavailable for election.

Douglas R. Brown, age 42, has served as a director of the Corporation since 1986 and is a member of the Audit and Compensation Committees. Mr. Brown has been President, Chief Executive Officer and Director of Advent International Corporation, a venture capital investment firm, since January 1996. Mr. Brown was previously Chief Investment Officer of Advent International Corporation from 1994 to December 1995 and Senior Vice President and Managing Director - Europe of Advent International Corporation from 1990 to 1994. Mr. Brown holds a B.S. in Chemical Engineering from the Massachusetts Institute of Technology ("M.I.T.") and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Brown has also served as a director of Ionics, Incorporated since May 1996.

Alison Ross, age 36 has served as a director of the Corporation since February 1996 and is a member of the Audit Committee. Ms. Ross is the President of Smart Finance & Co., an investment banking consulting firm she founded in January 1995. Smart Finance & Co. provides advisory services to the Company from time to time. See "Certain Transactions" below. From September 1992 to January 1995, Ms. Ross was a Principal of Montgomery Securities. From September 1991 through August 1992, Ms. Ross served as Special Assistant to the secretary of the Cabinet in the Executive Office of the President of the United States, as part of a one-year appointment as a White House Fellow. Ms Ross holds an S.B. in Economics and an S.M. in Management from M.I.T.

The affirmative vote of the holders of a majority of votes cast at the Meeting is required for the election of directors. The Board recommends a vote in favor of each of the nominees, but proxies will be voted as indicated thereon. In the absence of direction, unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of Mr. Brown and Ms. Ross as Class III directors.

The following table sets forth certain information about these Class I and Class
II directors whose terms do not expire this year.

                                                          Director  Office term
Name                      Positions with the Corporation    Class   Expiration
----                      ------------------------------  --------  ----------
Lawrence B. Evans         Chairman of the Board of            I        1997
                          Directors, Chief Executive
                          Officer
Joseph F. Boston          President and Director             II        1998
Gresham T. Brebach, Jr.   Director 2\                        II        1998
                                   -
Joan C. McArdle           Director 1\2\                       I        1997
                                   - -

1\  Member of Audit Committee of the Board of Directors
-
2\ Member of Compensation Committee of the Board of Directors
-


Lawrence B. Evans, age 62, the principal founder of the Corporation, has served as Chairman of the Board of Directors and Chief Executive Officer of the Corporation since 1984. He also served as Treasurer of the Corporation from 1984 through February 1995 and as President from the inception of the Corporation until 1984. Mr. Evans served as Professor of Chemical Engineering at M.I.T. from 1962 to 1990 and was the principal investigator for the ASPEN Project at M.I.T., which lasted from 1976 to 1981. Mr. Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph.D. in Chemical Engineering from the University of Michigan.

Joseph F. Boston, age 59, a founder of the Corporation, has served as President of the Corporation since 1984 and as a director of the Corporation since 1981. Mr. Boston served as both the Principal Engineer and as an Associate Project Manager from 1977 to 1981 of the ASPEN Project at M.I.T. Mr. Boston holds a B.S. in Chemical Engineering from Washington University and a Ph.D. in Chemical Engineering from Tulane University.

Gresham T. Brebach, Jr., age 55, has served as a director of the Corporation since August 1995, and is a member of the Compensation Committee. Since January 1995, he has been Executive Vice President - Client Services, of Renaissance Solutions Inc., a supplier of management consulting and client/server systems integration services. From August 1994 to December 1994, Mr. Brebach operated his own consulting firm, Brebach Associates. From April 1993 to August 1994, Mr. Brebach served as Executive Vice President of Digital Consulting at Digital Equipment Corporation. From December 1989 to April 1993, Mr. Brebach was a director of the New York office of McKinsey & Company. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of Illinois.

Joan C. McArdle, age 45, has served as a director of the Corporation since July 1994, and is a member of the Audit and Compensation Committees. Since 1985 she has been a Vice President of Massachusetts Capital Resource Company, a Boston-based investment company. She holds an A.B. in English from Smith College.


COMPENSATION FOR DIRECTORS

Directors who are not full-time employees of the Corporation receive an annual fee of $15,000 for their services, plus $1,500 for each regular meeting attended. Additionally, the Corporation's 1995 Directors Stock Option Plan provides that each non-employee director be granted an option to purchase 12,000 shares of Common Stock at fair market value upon his or her initial election as a director (or December 18, 1995, for previously elected directors) and an option to purchase 4,000 shares of Common Stock at fair market value following any annual meeting if such director continues as a non-employee director.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors of the Corporation held five meetings during the fiscal year ended June 30, 1996, and took other actions by unanimous consent. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they served. The Board of Directors has appointed an Audit Committee and a Compensation Committee. There is no standing Nominating Committee. The Audit Committee met once during the fiscal year ended June 30, 1996. The Audit Committee reviews the scope and results of the annual audit of the Corporation's consolidated financial statements conducted by the Corporation's independent accountants; the scope of other services provided by the Corporation's independent accountants; proposed changes in the Corporation's financial and accounting standards and principles and the Corporation's policies and procedures with respect to its internal accounting, auditing and financial controls; and makes recommendations to the Board of Directors on the engagement of the Directors. The Compensation Committee, which met twice and acted by consent four times during the fiscal year ended June 30, 1996, administers the Corporation's compensation programs, including the Stock Purchase Plan, the Stock Option Plan, and the 401(k) Plan, and performs such other duties as may from time to time be determined by the Board of Directors.


IV.   EXECUTIVE OFFICER COMPENSATION

The following table sets forth in summary form certain information with respect to the annual and long-term compensation paid by the Corporation and its subsidiaries to the Chief Executive Officer and each of its four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities to the Corporation and its subsidiaries for the past three fiscal years:

SUMMARY COMPENSATION TABLE
                                                                       Long-Term
                                                                  Compensation Awards
                           Annual Compensation
                           -------------------
                                                                      Securities
Name and Principal                                   Other Annual     Underlying
Position               Year    Salary($)  Bonus($)  Compensation(1)   Options (#)
------------------     ----    ---------  --------  ---------------   -----------
Lawrence B. Evans      1996    239,000    133,000         348           25,000(2)
Chief Executive        1995    200,000     85,000         360
Officer                1994    175,000     25,000         360

Joseph F. Boston       1996    190,000     88,000         348           16,000(2)
President              1995    160,000     70,000         360
                       1994    143,000     20,000         360

Joel B. Rosen          1996    190,000     77,000         348           20,000(2)
Senior Vice President  1995    160,000     60,000         360
                       1994    150,000     16,500         360           22,500(3)

Herbert I. Britt       1996    181,000     77,000         348           16,000(2)
Senior Vice President  1995    160,000     60,000         360
                       1994    125,000     20,000         360

Mary Dean Palermo      1996    166,000     81,000         348           20,000(2)
Senior Vice President  1995    135,000     60,000         360
                       1994    115,000     16,500         360           22,500(3)


(1) Represents long-term insurance premiums paid by the Corporation on behalf of the Named Executive Officers.

(2) Options were granted on October 24, 1995 and January 8, 1996 under the 1988 Non-Qualified Stock Option Plan and the 1995 Stock Option Plan, respectively. One-sixteenth of the options granted will vest at the end of each calendar quarter. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company. All of these options are exercisable during the holder's lifetime only by the holder; they are exercisable by the holder only while the holder is an employee or advisor of the Company and for certain limited periods of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.

(3) Each option was granted under the 1988 Non-Qualified Stock Option Plan, as amended on March 9, 1994. Each Option is immediately exercisable for 20% of the option shares. Thereafter, 20% of the option shares are exercisable in each of four successive years. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company. All of these options are exercisable during the holder's lifetime only by the holder; they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.


OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information with respect to grants of options made to the Named Executive Officers during the fiscal year ended June
30, 1996.

                                                                                   Potential
                                      Individual Grants                            Realizable
                     ---------------------------------------------------        Value at Assumed
                                                                                  Annual Rates
                       Number of    Percent of                                   of Stock Price
                      Securities   Total Options                                  Appreciation
                      Underlying    Granted to     Exercise                    for Option Term(2)
                       Options     Employees in      Price    Expiration       -------------------
Name                  Granted(#)    Fiscal Year     ($/sh)      Date(1)        5%($)        10%($)
----                 -----------   -------------    -------   ----------       ------       ------

Lawrence B. Evans     10,500(3)       1.18%         $ 27.25    10/24/05        173,527     445,796
                      14,500(4)       1.63%         $32.125    01/08/06        296,569     746,008
Joseph F. Boston       6,700(3)        .75%           27.25    10/24/05        110,727     284,460
                       9,300(4)       1.05%         $31.875    01/08/06        190,214     478,474
Joel B. Rosen          8,400(3)        .94%         $ 27.25    10/24/05        138,822     356,636
                      11,600(4)       1.30%         $31.875    01/08/06        237,256     596,807
Herbert I. Britt       6,700(3)       . 75%         $ 27.25    10/24/05        110,727     284,460
                       9,300(4)       1.05%         $31.875    01/08/06        190,214     478,474
Mary Dean Palermo      8,400(3)        .94%         $ 27.25    10/24/05        138,822     356,636
                      11,600(4)       1.30%         $31.875    01/08/06        237,256     596,807

-------------

(1) The exercisability of these options is accelerated upon the occurrence of a change in control of the Corporation.
(2) The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.
(3) Option grant pursuant to the Corporation's 1988 Non-Qualified Stock Option Plan. Each option grant is exercisable in increments of 6.25% at the end of each calendar quarter.
(4) Option grant pursuant to the Corporation's 1995 Stock Option Plan. Each option grant is exercisable in increments of 6.25% at the end of each calendar quarter



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth information as to options exercised during the fiscal year ended June 30, 1996, and unexercised options held at the end of such fiscal year, by the Named Executive Officers.

                                             Shares of Common Stock
                     Shares                       Underlying                 Value of Unexercised
                    Acquired                  Unexercised Options                In-The-Money
                       on        Value        at June 30, 1996(#)         Options at June 30, 1996($)1\
Name                Exercise    Realized     Exercisable/Unexercisable      Exercisable/Unexercisable
----                --------    --------     -------------------------    -----------------------------

Lawrence B. Evans        --           --            2,218/22,782               $   57,133/$565,929
Joseph F. Boston         --           --            1,418/14,582               $   36,662/$364,325
Joel B. Rosen        12,091     $549,656           69,416/27,675               $3,497,948/$912,769
Herbert I. Britt         --           --            1,418/14,582               $   36,662/$364,325
Mary Dean Palermo    13,585     $617,574           70,990/27,675               $3,567,193/$912,768



1\ The closing sale price for the Common Stock as reported by the NASDAQ National Market System on June 28, 1996 was $55.00. Value is calculated on the basis of the difference between the option exercise price and $55.00, multiplied by the number of shares of Common Stock underlying the option.


REPORT OF THE COMPENSATION COMMITTEE

The following is the Report of the Compensation Committee of the Board of Directors (the "Committee"), describing the compensation policies and rationale applicable to the Corporation's executive officers with respect to the compensation paid to such executive officers for the year ended June 30, 1996.

Purpose of the Committee

The Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

Elements of the Compensation Program

Each executive officer's compensation package is comprised of three elements: base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group; bonus compensation, payable in cash and based on achievement of financial performance goals established by the Committee; and stock options, designed to assure long-term alignment with the interests of stockholders. Both the base compensation and the bonus compensation were established after review of a report from Towers, Perrin, Forster & Crosby, Inc. ("TPF&C"), consultants in management compensation. TPF&C analyzed the base compensation and bonus compensation of executive officers of the Corporation against similar amounts paid by comparable corporations. TPF&C noted that the base compensation and bonus compensation of the executive officers of the Corporation are generally below the averages for executives of the comparable group of corporations. In assessing the information contained in the report, the Committee considered the nature of the business, the size and the profitability of comparable companies. Stock options were granted in amounts deemed by the Committee to be appropriate to assure alignment with stockholder interests and to serve as a means to retain the services of the executive officers.

Section 162(m) Limitations

The cash compensation to be paid to the Corporation's executive officers for the fiscal year ending June 30, 1997 is not expected to exceed the $1 million limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code. Because the Corporation's 1995 Stock Option Plan limits the maximum number of shares of Common Stock for which any one participant may be granted stock options, has been approved by the stockholders, and is administered by the Committee, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under that Plan will qualify as performance-based compensation and will not count toward (or beyond) the $1 million limitation.


                                      COMPENSATION COMMITTEE


                                      Gresham T. Brebach, Jr.
                                      Douglas R. Brown

                                 Joan C. McArdle


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Committee consists of Gresham T. Brebach, Jr., Douglas R. Brown and Joan C. McArdle, none of whom has ever been an employee of the Corporation. The Committee is advised by Richard M. Harter, an advisor and the Clerk of the Corporation, who participates in the deliberations but does not vote on actions taken by the Committee. No executive officer of the Corporation serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as members of the Corporation's Board of Directors or its Compensation Committee.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders of the Common Stock for the period from November 1, 1994 (the initial date of the registration of the Corporation's Common Stock under the Securities Exchange Act of 1934) to June 30, 1996, to the cumulative total return of the NASDAQ Stock Market-US Index and the NASDAQ Computer & Data Processing Index for the same period.


[LINE CHART INDICATING THE FOLLOWING INFORMATION:


                 COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
         AMONG ASPEN TECHNOLOGY INC., THE NASDAQ STOCK MARKET-US INDEX
            AND THE NASDAQ COMPUTER & DATA PROCESSING SERVICES INDEX


                                             10/27/94   6/95     6/96
Aspen Technology                                100      196      423
Nasdaq Stock Market - US                        100      123      157
Nasdaq Computer & Data Processing Services      100      136      181



* $100 INVESTED ON 10/27/94 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.



CERTAIN TRANSACTIONS

On September 13, 1994, the Corporation adopted a policy that transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and that all transactions between the Corporation and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Corporation's independent directors.

As of June 30, 1995, the Corporation had $4,000,000 outstanding on subordinated notes (the "Notes") payable to Massachusetts Capital Resource Company ("MCRC"), of which Ms. McArdle, a director of the Corporation, is an officer. The Notes were repayable, $2,000,000 on April 30, 1997 and $2,000,000 on April 30, 1998,
with interest at 9.6%, payable quarterly. In addition, the Corporation issued warrants to MCRC for the purchase of 127,500 shares of Common Stock during fiscal 1990 and 60,000 shares of Common Stock during fiscal 1991. In February 1995, warrants to purchase 50,000 shares were exercised and sold as part of the Corporation's second public offering of stock. In December 1995 and June 1996, MCRC exercised warrants for 77,500 and 60,000 shares of Common Stock, respectively. The total proceeds of $550,000 from the December 1995 and June 1996 warrant exercises which were due to the Corporation were applied as a reduction of principal on the Notes. On June 20, 1996, the Corporation completed a public offering, raising net proceeds to the Corporation of approximately $68,457,000 from the sale of 1,453,910 shares of Common Stock. On June 27, 1996 the Corporation used part of the proceeds from the public offering to pay the remaining balance of $3,450,000 due under the Notes.

Since April 1995, Smart Finance & Co., an investment banking consulting firm founded and operated by Alison Ross, has provided certain consulting services to the Company. Ms. Ross has been a director of the Corporation since February 1996 and has been nominated for re-election at the Meeting. The Corporation paid consulting fees to Smart Finance & Co. of $57,113 (excluding expense reimbursements), for services rendered during fiscal 1996 under the Corporation's standard consulting agreement. The Corporation paid Smart Finance & Co. an additional $132,690 (excluding expense reimbursements), under a separate consulting agreement for services provided in connection with the Corporation's public offering of June 1996.

V.    PROPOSED AMENDMENT TO ARTICLES OF ORGANIZATION

      The current authorized capital stock of the Corporation consists of 10,000,000 shares of Preferred Stock, $.10 par value and 15,000,000 shares of Common Stock, $.10 par value, of which no shares of Preferred Stock and 9,729,730 shares of Common Stock were issued and outstanding as of November 8, 1996. As of such date, 21,925 shares of Common Stock were reserved for issuance under outstanding warrants, 475,883 shares of Common Stock were reserved for issuance under outstanding stock options and an additional 1,320,064 shares were reserved for issuance pursuant to the Company's stock option and purchase plans, including 250,000 shares reserved under the 1996 Special Stock Option Plan described below. The Board of Directors, on November 11, 1996, voted to submit to the stockholders at the Meeting a proposal to amend Articles 3 and 4 of the Corporation's Articles of Organization increasing the authorized number of shares of Common Stock from 15,000,000 to 40,000,000.

      Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Corporation and to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Corporation, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Corporation, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

      If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of any stock exchange or stock market on which the shares of stock of the Corporation may be listed or quoted, for such purposes and on such terms as the Board of Directors may determine. Holders of the capital stock of the Corporation do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

      The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing stockholder's proportionate ownership.

      If the proposed amendment is adopted, Articles 3 and 4 of the Articles of Organization would be amended to read as follows:

      3:   The total number of shares and the par value, if any, of each class of capital stock which the corporation shall have authority to issue is as follows:

                                                        With Par Value
                                                        --------------
                          Without Par Value    Number of Shares     Par Value
        Class of Stock    Number of Shares     ----------------     ---------
        --------------    -----------------

        Preferred                                 10,000,000          $0.10
        Common                                    40,000,000          $0.10


      4:   If more than one class is authorized, a description of each of the different classes of stock, with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

      The Corporation shall have authority to issue 50,000,000 shares of capital stock of which 40,000,000 shares shall be Common Stock in the amount as set forth below and 10,000,000 shares shall be preferred stock in the amount set forth below:

      Classification           No. of Shares           Par Value
      --------------           -------------           ---------
      Common Stock              40,000,000               $0.10
      Preferred Stock           10,000,000               $0.10


      The shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is hereby authorized to establish and designate the different class or series, and to fix and determine preferences, voting powers, qualifications, and special or relative rights or privileges thereof and such designations as shall be stated in a vote or votes providing for the issue of such class or series adopted by the Board of Directors, which preferences, voting powers, qualifications, and special or relative rights or privileges need not be uniform among class or series. Any of the preferences, voting powers, qualifications, and special or relative rights or privileges of any such class or series of stock may be made dependent upon facts ascertainable outside the vote or votes providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the preferences, voting powers, qualifications, and special or relative rights or privileges of such class or series of stock is clearly and expressly set forth in the vote or votes providing for the issue of such class or series adopted by the Board of Directors. Prior to the issuance of any shares of the class or series having terms so determined by the

      Board of Directors other than a reissue of shares as shares of the same class and series, the Corporation shall submit to the Secretary of State a certificate signed by the President or a Vice President and by the Clerk or an Assistant Clerk setting forth the text of the vote or votes of the Board of Directors determining the terms of the class or series or the number of votes and a certificate that such vote or votes were duly adopted by the Board of Directors.

      The proposed amendment to Articles 3 and 4 will not change any other aspect of such Articles.

      The Board of Directors has determined that it would be appropriate for the Corporation to increase the number of its authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Board of Directors believes that the complexity of customary financing, employment and acquisition transactions requires that the Directors be able to respond promptly and effectively to opportunities that involve the issuance of shares of Common Stock. For example, if the proposal is approved, the Corporation will have the flexibility to authorize stock splits and stock dividends and to enter into joint ventures and corporate financings involving the issuance of shares of Common Stock. The issuance of Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company. The Corporation has no present plans, agreements, understandings or arrangements regarding transactions expected to require issuance of the additional shares of Common Stock that would be authorized by the proposed amendment.

RECOMMENDED VOTE

An affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is necessary to approve the proposal to increase the number of shares authorized for issuance under the Corporation's Articles of Organization. The Board of Directors recommends that you vote "FOR" this proposal.


VI.   1996 SPECIAL STOCK OPTION PLAN

BACKGROUND

The Board of Directors has adopted a 1996 Special Stock Option Plan (the "1996 Special Plan"), subject to approval by the stockholder, which covers 250,000 shares of Common Stock issuable upon exercises of options to be granted solely to employees, consultants and directors of businesses acquired by the Corporation and its subsidiaries after December 16, 1996. The 1996 Special Plan would be in addition to the 1995 Stock Option Plan (the "1995 Plan"), which covers 1,284,685 shares of Common Stock for issuance under options which may be granted to key employees and key advisors of the Corporation and its subsidiaries. The 1995 Plan will automatically increase on July 1, 1997 by 5% of the Common Stock outstanding as of June 30, 1997.

The Board of Directors has determined that it would be in the best interests of the Corporation to establish a separate pool of options which could be granted to employees, consultants and directors of newly acquired businesses. The 1996 Special Plan requires the options to be granted within six months of the relevant acquisition. This option program would allow the Corporation to consider the value and strategic importance of a newly acquired business in the granting of options to employees, consultants, and directors associated with the business, without decreasing the pool of options available to the employees and advisors of the Corporation and its subsidiaries.


DESCRIPTION OF 1996 SPECIAL STOCK OPTION PLAN

The 1996 Special Plan as adopted by the Board of Directors would cover 250,000 shares of Common Stock of the Corporation. It is intended to advance the interests of the Corporation and its stockholders by improving the Corporation's ability to compensate and provide incentives to employees, consultants and directors of newly acquired businesses who are instrumental in the effective transfer of the acquired business or are in a position to contribute to the management and growth of the Corporation and its subsidiaries. By establishing a separate option pool for employees, consultants and directors of newly acquired businesses, the Corporation also will avoid creating acquisition disincentives for its existing employees and advisors who would otherwise experience a decrease in the pool of options available to them each time options were granted in connection with an acquisition.

The 1996 Special Plan provides that the Corporation may grant options for not more than the stated number of shares of its Common Stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for subsequent grants under the 1996 Special Plan. Options under the

1996 Special Plan may be granted on or after December 16, 1996 but not later than November 30, 2006.

An option under the 1996 Special Plan may be granted only to an employee, consultant or director of an acquired business. Employees of an acquired business may receive either incentive options or nonstatutory options, as decided by the Committee, but non-employee grantees may receive only nonstatutory options. The aggregate fair market value of Common Stock for which incentive options held by any participant may first become exercisable in any calendar year (determined as of the time the incentive option is granted) shall not exceed $100,000.

The exercise price under each incentive option granted pursuant to the 1996 Special Plan shall not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of each nonstatutory option is not so limited. An option may be exercised in exchange for cash or shares of Common Stock equal in value to the exercise price. An option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and to remit to the Corporation, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

The 1996 Special Plan is administered by the Committee. The Committee has complete authority, subject to the limitations described herein, to determine which eligible employees, consultants and directors will be granted options, the time at which options will be granted, the number of shares covered by each option, the exercise price, the vesting schedule, and the option period.

Each option under the 1996 Special Plan will be evidenced by a written option agreement in such form as may be approved by the Committee. Each option will be exercisable in one or more installments at the time provided in the option agreement, generally one-sixteenth at the end of each calendar quarter, except that no incentive option may be exercised later than 10 years from the date of its grant. Each option will provide that the option will become immediately exercisable in full in the event of a change of control. Options granted under the 1996 Special Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of an optionee only by the optionee. All rights to purchase shares under the options will cease to accrue upon the death or other termination of employment of an optionee, and any accrued rights not then exercised are exercisable only within a limited period thereafter.

The 1996 Special Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code of 1986, but not all options granted under the 1996 Special Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 1996 Special Plan, and the Corporation will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of the incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date the option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as long-term capital gain or loss. In that case, the Corporation will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares on an amount equal to the difference between the fair market value at exercise and the incentive option exercise price. The Corporation will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some optionees may be subject to a minimum tax on tax preference income. No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 1996 Special Plan. Upon the exercise of the nonstatutory option however, the amount, if any, by which the fair market value of the shares at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case, the Corporation will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

RECOMMENDED VOTE

An affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is necessary to approve the 1996 Special Stock Option Plan. The Board of Directors recommends that you vote "FOR" this proposal.


VII.  ADDITIONAL INFORMATION

INFORMATION CONCERNING AUDITORS

Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Corporation for the 1997 fiscal year, have served as auditors for the Corporation since 1982. Representatives of Arthur Andersen LLP are expected to be at the Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.


PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders for inclusion in the Corporation's 1997 proxy statement and proxy card relating to that meeting must submit such proposal by June 30, 1997. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to the Corporation's principal executive office, at the address stated herein, and should be directed to the attention of the Legal Department.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission ( the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that all Section 16(a) reports applicable to its officers, directors and ten-percent stockholders with respect to the fiscal year ended June 30, 1996, were filed on a timely basis, with the exception of the following, all of which were filed several weeks after their due date: a Form 5 for Mr. Evans reporting ten transactions, a Form 5 for Mr. Boston reporting four transactions, a Form 5 for Mr. Rosen reporting six transactions, a Form 5 for Ms. Palermo reporting six transactions, a Form 5 for Mr. Britt reporting three transactions, a Form 5 for Ms. McArdle reporting one transaction, a Form 5 for Mr. Brebach reporting one transaction, and a Form 5 for Mr. Rousseau reporting seven transactions.

FORM 10-K

The Corporation has filed an Annual Report on Form 10-K for the fiscal year ended June 30, 1996, with the Securities and Exchange Commission. Stockholders may obtain a copy of this Report, without charge, by writing to the Corporation's principal executive office, at the address stated herein, attention Investor Relations, or by calling the Investor Relations line at (617) 577-0100.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.


                                    By Order of the Board of Directors


                                    Richard M. Harter
                                    Clerk

November 11, 1996

                             ASPEN TECHNOLOGY, INC
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD DECEMBER 16, 1996

    The undersigned hereby authorizes and appoints Stephen J. Doyle and Lisa W. Zappala, and each of them, as proxies with full power of substitution in each, to vote all shares of Common Stock, par value $.10 per share, of Aspen Technology, Inc. held of record on Friday, November 8, 1996 by the undersigned at the Annual Meeting of Stockholders to be held at 3:00 p.m., local time, on Monday, December 16, 1996, at the Royal Sonesta Hotel, Riverfront Room, 2nd floor, East Tower, 5 Cambridge Parkway, Cambridge, Massachusetts 02142, and at any adjournments thereof, on all matters that may properly come before said meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BELOW OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

    THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL.

PROPOSAL 1 - Election of Douglas R. Brown and Alison Ross to the Board of Directors to serve as Class III Directors for three-year terms.

[ ] FOR the nominees listed above (except as                  [ ] WITHHOLD AUTHORITY to vote for the nominees
    marked to the contrary  below)                                listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name of such nominee on the line below.)

--------------------------------------------------------------------------------

PROPOSAL 2 - Approval of an amendment to the Corporation's Articles of
             Organization, increasing the number of shares of Common Stock authorized for issuance from 15,000,000 to 40,000,000.

         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

PROPOSAL 3 - Approval of the 1996 Special Stock Option Plan.

         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

    PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


THIS PROXY MUST BE SIGNED EXACTLY AS THE NAME OF THE                                Dated: _________________________ 1996
STOCKHOLDER(S) APPEARS ON THE LABEL TO THE LEFT.

Executors, administrators, trustees, etc. should give full title as                 Signature: __________________________
such. If the signatory is a corporation, please sign full
corporate name by duly authorized officer.
                                                                                    Signature: __________________________
                                                                                                  (If held jointly)
